TRW Automotive
12001 Tech Center Drive
Livonia, MI 48150
News Release	TRW

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864

     TRW Reports Record Second Quarter and First Half 2011 Financial Results
LIVONIA, MICHIGAN, August 3, 2011 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second quarter 2011 financial results with sales of $4.2 billion, an increase of 16 percent compared to the prior year period. The Company reported GAAP second quarter net earnings of $293 million or $2.21 per diluted share, an increase of 24 percent compared to net earnings of $227 million or $1.78 per diluted share in the prior year period.
The Company’s current and prior year quarterly results both contain special items. The current year quarter included a gain associated with the resolution of a commercial matter, debt retirement charges and favorable tax benefits while the prior year period included restructuring charges, the impact of debt retirement and favorable tax benefits. Excluding these special items, the Company reported net earnings of $264 million, or $1.99 per diluted share in the second quarter of this year, which compares to net earnings of $221 million or $1.73 per diluted share in the prior year period.
“TRW’s record results for the second quarter and first six months of 2011 have been driven by the Company’s strong market position and focus on profitably growing the business,” said John C. Plant, Chairman and Chief Executive Officer. “The Company’s outstanding business performance and cash generation achieved in the first half of this year not only provides a solid foundation for the remainder of this year, it also supports key growth initiatives that will further position TRW for long-term success.”

Second Quarter 2011
The Company reported second quarter 2011 sales of $4.2 billion, an increase of $573 million or 16 percent from the prior year period. The increase in sales resulted from improved vehicle production volumes, primarily with domestic vehicle manufacturers in North America, increasing demand for TRW’s broad array of active and passive safety products and the positive impact of currency movements between the two periods.
The Company’s second quarter 2011 operating income was $368 million, compared with operating income of $322 million in the 2010 period. The 2011 period includes a gain related to a favorable resolution of a commercial matter totaling $19 million. Restructuring charges totaling $3 million were recognized in the 2010 period. Excluding these items from both periods, operating income for the second quarter was $349 million, which compares to $325 million in the prior year period. The year-to-year improvement in absolute profit was driven by the positive profit impact from the higher level of sales between the two quarters, largely offset by higher raw material prices and planned increases in costs to support future growth.
Net interest expense for the second quarter of 2011 totaled $30 million, which compares favorably to $41 million in the 2010 period as a result of lower debt levels. In addition, both the 2011 and 2010 periods recognized a net loss on retirement of debt totaling $10 million and $1 million, respectively.
Tax expense for the second quarter of 2011 was $34 million, which compares to a tax expense of $52 million in the prior year period. The 2011 period included a net tax benefit of $20 million compared to the 2010 period which included a net tax benefit of $10 million, both of which related to favorable resolutions of tax matters in foreign jurisdictions. Excluding these benefits from both periods, tax expense was $54 million in the current quarter compared with $62 million last year.
The Company reported 2011 second quarter GAAP earnings of $293 million, or $2.21 per diluted share, which compares to GAAP net earnings of $227 million, or $1.78 per diluted share in the 2010 period.
Excluding special items, the Company reported second quarter 2011 net earnings of $264 million, or $1.99 per diluted share, which compares to net earnings of $221 million or $1.73 per diluted share in the 2010 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $461 million in the second quarter of 2011, compared to the prior year level of $437 million. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.
First Half 2011
The Company reported first half 2011 sales of $8.3 billion, an increase of $1.1 billion or 15 percent compared to prior year sales. The increase in sales resulted from the higher level of global vehicle production volumes compared to first half 2010, increasing demand for TRW’s innovative technologies and the positive impact of currency movements between the two periods.
For the first half of 2011, the Company reported operating income of $740 million which compares to $622 million of operating income in the prior year period. The 2011 period included a gain related to a favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million. Restructuring and fixed asset impairment charges totaling $10 million were recognized in the 2010 period. Excluding these items from both periods, the Company reported operating income of $731 million in the 2011 period, which compares to $632 million in the prior year. The year-to-year improvement in absolute profit was driven primarily by the positive profit impact of the higher level of sales between the two periods partially offset by inflationary pressures, including higher raw material prices, and planned increases in costs to support future growth.
Net interest expense for the first half of 2011 totaled $64 million, which compares to $86 million in the prior year period. In addition, the current year-to-date period included a net loss on retirement of debt totaling $20 million compared with the first half 2010 period which recognized a net loss on retirement of debt totaling $1 million.
The Company recognized a $9 million gain on an acquisition related to the purchase of a shock absorber manufacturing facility during the first half of 2011. The gain reflects the excess of fair value of the business in comparison to the purchase price.
First half 2011 tax expense was $90 million, which compares to $102 million in the prior year. Excluding the tax benefits related to the special items previously noted in both periods, tax expense was $110 million and $114 million in the first half of 2011 and the first half of 2010, respectively.
The Company reported record first half 2011 GAAP net earnings of $574 million, or $4.34 per diluted share, which compares to GAAP net earnings of $431 million, or $3.38 per diluted share in the prior year period.
Excluding special items, the Company reported net earnings of $556 million in the first half of 2011, or $4.20 per diluted share, which compares to net earnings of $430 million or $3.38 per diluted share in the first half of 2010.
Adjusted EBITDA totaled $959 million in first half 2011, compared to $862 million in the prior year period. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.
Cash Flow and Capital Structure
Second quarter 2011 net cash flow provided by operating activities was $271 million, which compares to $402 million in the second quarter of 2010. Capital expenditures were $100 million in the current quarter compared to $62 million last year. Second quarter free cash flow (cash flow from operating activities less capital expenditures) was a positive $171 million, compared to $340 million in the prior year quarter. The lower level of free cash flow compared with last year resulted from a planned increase in capital expenditures, increased working capital and an increased level of cash payments primarily for taxes, restructuring and employee related benefits.
For the six month period ended July 1, 2011, net cash flow provided by operating activities totaled $352 million, which compares to $423 million in first half 2010. First half capital expenditures were $167 million compared to $107 million in 2010. Free cash flow was a positive $185 million in first half 2011 compared to $316 million for the same period last year.
During the first half of 2011, the Company repurchased approximately $175 million of face value debt. As of July 1, 2011, the Company had $1,705 million of debt and $1,151 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $554 million. This net debt outcome sets a new historic low for the Company, $214 million lower than the balance at the end of 2010 and $723 million lower than the balance at the end of the prior year second quarter. Committed liquidity facilities and cash on hand provided the Company with available liquidity in excess of $1.5 billion as of July 1, 2011.

2011 Outlook
TRW expects full year production to total 13.0 million units in North America and 20.0 million units in Europe. Based on these production levels and the Company’s expectations for foreign currency exchange rates, full year 2011 sales are now expected to range between $16.2 billion and $16.4 billion, with third quarter sales expected to be approximately $3.9 billion.
“Vehicle production schedules remained robust during the first half of 2011 as the industry worked hard to avoid and mitigate production disruptions due to supply chain shortages caused by the March earthquake in Japan; however, normal seasonality will lead to a decline in production levels, primarily in Europe, during the second half of the year compared to the first half,” said Mr. Plant. “Building on the positive momentum established earlier this year while executing our profitable growth strategy is a top priority as we look to finish the year in a strong manner and position the Company for long-term success.”
Second Quarter 2011 Conference Call
The Company will host its second quarter conference call at 8:30 a.m. (Eastern time) today, Wednesday, August 3rd, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 78541740. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and diluted earnings per share each excluding special items, tax expense excluding certain tax benefits; adjusted EBITDA and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2010 sales of $14.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2010 (our “Form 10-K”), our Report on Form 10-Q for the fiscal quarter ended April 1, 2011 and our other filings with the U.S. Securities and Exchange Commission (the “SEC”), such as: any developments related to antitrust investigations adversely affecting our results, cash flows, financial condition or reputation; any shortage of supplies causing a production disruption due to the events in Japan or otherwise; tighter financial markets adversely impacting the availability and cost of credit negatively affecting our business; a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances position or other factors; any impairment of a significant amount of our goodwill or other intangible assets; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the SEC. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Consolidated Statements of Earnings (unaudited) for the three months ended July 1, 2011 and July 2, 2010	A2
Consolidated Statements of Earnings (unaudited) for the six months ended July 1, 2011 and July 2, 2010	A3
Condensed Consolidated Balance Sheets as of July 1, 2011 (unaudited) and December 31, 2010	A4
Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended July 1, 2011 and July 2, 2010	A5
Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and six months ended July 1, 2011 and July 2, 2010	A6
Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):
· For the three months ended July 1, 2011	A7
· For the six months ended July 1, 2011	A8
· For the three months ended July 2, 2010	A9
· For the six months ended July 2, 2010	A10
     The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended April 1, 2011, which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	July 1, 2011	July 2, 2010
Sales	$4,234	$3,661
Cost of sales	3,717	3,222

Gross profit	517	439
Administrative and selling expenses	152	130
Amortization of intangible assets	3	6
Restructuring charges and fixed asset impairments	—	3
Other (income) expense — net	(6)	(22)

Operating income	368	322
Interest expense — net	30	41
Loss on retirement of debt — net	10	1
Equity in earnings of affiliates, net of tax	(10)	(9)

Earnings before income taxes	338	289
Income tax expense	34	52

Net earnings	304	237
Less: Net earnings attributable to noncontrolling interest, net of tax	11	10

Net earnings attributable to TRW	$293	$227

Basic earnings per share:
Earnings per share	$2.37	$1.90

Weighted average shares outstanding	123.7	119.4

Diluted earnings per share:
Earnings per share	$2.21	$1.78

Weighted average shares outstanding	134.4	130.7

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

	Six Months Ended
(In millions, except per share amounts)	July 1, 2011	July 2, 2010
Sales	$8,343	$7,244
Cost of sales	7,315	6,376

Gross profit	1,028	868
Administrative and selling expenses	303	255
Amortization of intangible assets	8	11
Restructuring charges and fixed asset impairments	—	10
Other (income) expense — net	(23)	(30)

Operating income	740	622
Interest expense — net	64	86
Loss on retirement of debt — net	20	1
Gain on business acquisition	(9)	—
Equity in earnings of affiliates, net of tax	(20)	(17)

Earnings before income taxes	685	552
Income tax expense	90	102

Net earnings	595	450
Less: Net earnings attributable to noncontrolling interest, net of tax	21	19

Net earnings attributable to TRW	$574	$431

Basic earnings per share:
Earnings per share	$4.66	$3.62

Weighted average shares outstanding	123.3	118.9

Diluted earnings per share:
Earnings per share	$4.34	$3.38

Weighted average shares outstanding	134.4	130.0

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	July 1,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,151	$1,078
Accounts receivable — net	2,697	2,087
Inventories	948	760
Prepaid expenses and other current assets	274	215

Total current assets	5,070	4,140
Property, plant and equipment — net	2,156	2,100
Goodwill	1,767	1,761
Intangible assets — net	297	304
Pension assets	521	454
Other assets	569	529

Total assets	$10,380	$9,288

Liabilities and Equity
Current liabilities:
Short-term debt	$36	$23
Current portion of long-term debt	16	20
Trade accounts payable	2,485	2,079
Accrued compensation	304	251
Other current liabilities	1,233	1,146

Total current liabilities	4,074	3,519
Long-term debt	1,653	1,803
Postretirement benefits other than pensions	448	453
Pension benefits	692	681
Other long-term liabilities	596	594

Total liabilities	7,463	7,050
Commitments and contingencies Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,632	1,638
Retained earnings	1,085	511
Accumulated other comprehensive earnings (losses)	3	(87)

Total TRW stockholders’ equity	2,721	2,063
Noncontrolling interest	196	175

Total equity	2,917	2,238

Total liabilities and equity	$10,380	$9,288

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollars in millions)	Six Months Ended
	July 1,	July 2,
	2011	2010
Operating Activities
Net earnings	$595	$450
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	229	232
Net pension and other postretirement benefits income and contributions	(95)	(95)
Loss on retirement of debt — net	20	1
Fixed asset impairment charges	—	(3)
Net gain on sales of assets and divestitures	(8)	(1)
Gain on business acquisition	(9)	—
Other — net	12	4
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(494)	(519)
Inventories	(137)	(88)
Trade accounts payable	283	270
Prepaid expense and other assets	(17)	(19)
Other liabilities	(27)	191

Net cash provided by (used in) operating activities.	352	423
Investing Activities
Capital expenditures, including other intangible assets	(167)	(107)
Cash acquired in acquisition of business	15	—
Net proceeds from asset sales and divestitures	13	6

Net cash provided by (used in) investing activities.	(139)	(101)
Financing Activities
Change in short-term debt	12	11
Proceeds from issuance of long-term debt, net of fees	1	1
Redemption of long-term debt	(226)	(294)
Proceeds from exercise of stock options	19	17
Dividends paid to noncontrolling interest	(5)	(12)

Net cash provided by (used in) financing activities.	(199)	(277)
Effect of exchange rate changes on cash	59	(66)

Increase (decrease) in cash and cash equivalents	73	(21)
Cash and cash equivalents at beginning of period	1,078	788

Cash and cash equivalents at end of period	$1,151	$767

A5

TRW Automotive Holdings Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.
EBITDA and Adjusted EBITDA
EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(Dollars in millions)	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
GAAP net earnings attributable to TRW	$293	$227	$574	$431
Income tax expense	34	52	90	102
Interest expense — net	30	41	64	86
Depreciation and amortization	113	113	229	232

EBITDA	470	433	957	851
Restructuring charges and fixed asset impairments	—	3	—	10
Termination of a service contract	—	—	10	—
Loss on retirement of debt — net	10	1	20	1
Favorable resolution of a commercial matter	(19)	—	(19)	—
Gain on business acquisition	—	—	(9)	—

Adjusted EBITDA	$461	$437	$959	$862

Free Cash Flow
     Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

(Dollars in millions)	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Cash flow provided by (used in) operating activities	$271	$402	$352	$423
Capital expenditures	(100)	(62)	(167)	(107)

Free cash flow	$171	$340	$185	$316

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)

	Three Months				Three Months
	Ended				Ended
	July 1, 2011				July 1, 2011
(In millions, except per share amounts)	Actual	Adjustments			Adjusted
Sales	$4,234	$—			$4,234
Cost of sales	3,717	19	(a	)	3,736

Gross profit	517	(19)			498
Administrative and selling expenses	152	—			152
Amortization of intangible assets	3	—			3
Other (income) expense — net	(6)	—			(6)

Operating income	368	(19)			349
Interest expense — net	30	—			30
Loss on retirement of debt — net	10	(10)	(b	)	—
Equity in earnings of affiliates, net of tax	(10)	—			(10)

Earnings before income taxes	338	(9)			329
Income tax expense	34	20	(c	)	54

Net earnings	304	(29)			275
Less: Net earnings attributable to noncontrolling interest, net of tax	11	—			11

Net earnings attributable to TRW	$293	$(29)			$264

Basic earnings per share:
Earnings per share	$2.37				$2.13

Weighted average shares outstanding	123.7				123.7

Diluted earnings per share:
Earnings per share	$2.21				$1.99

Weighted average shares outstanding	134.4				134.4

__________

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of a $20 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)

	Six Months				Six Months
	Ended				Ended
	July 1, 2011				July 1, 2011
(In millions, except per share amounts)	Actual	Adjustments			Adjusted
Sales	$8,343	$—			$8,343
Cost of sales	7,315	19	(a	)	7,334

Gross profit	1,028	(19)			1,009
Administrative and selling expenses	303	(10)	(b	)	293
Amortization of intangible assets	8	—			8
Other (income) expense — net	(23)	—			(23)

Operating income	740	(9)			731
Interest expense — net	64	—			64
Loss on retirement of debt — net	20	(20)	(c	)	—
Gain on business acquisition	(9)	9	(d	)	—
Equity in earnings of affiliates, net of tax	(20)	—			(20)

Earnings before income taxes	685	2			687
Income tax expense	90	20	(e	)	110

Net earnings	595	(18)			577
Less: Net earnings attributable to noncontrolling interest, net of tax	21	—			21

Net earnings attributable to TRW	$574	$(18)			$556

Basic earnings per share:
Earnings per share	$4.66				$4.51

Weighted average shares outstanding	123.3				123.3

Diluted earnings per share:
Earnings per share	$4.34				$4.20

Weighted average shares outstanding	134.4				134.4

__________

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the expense related to the termination of a service contract.
(c)	Represents the elimination of the loss on retirement of debt.
(d)	Represents the elimination of the gain on business acquisition.
(e)	Represents the elimination of a $20 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A8

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
     Among other adjustments, the Company recorded restructuring charges of $7 million primarily related to severance, retention, and outplacement services at various production facilities. This was offset by a gain on the sale of a property in the amount of $4 million related to a closed North American braking facility, which was impaired in 2008.

	Three Months				Three Months
	Ended				Ended
	July 2, 2010				July 2, 2010
(In millions, except per share amounts)	Actual	Adjustments			Adjusted
Sales	$3,661	$—			$3,661
Cost of sales	3,222	—			3,222

Gross profit	439	—			439
Administrative and selling expenses	130	—			130
Amortization of intangible assets	6	—			6
Restructuring charges and fixed asset impairments	3	(3)	(a	)	—
Other (income) expense — net	(22)	—			(22)

Operating income	322	3			325
Interest expense — net	41	—			41
Loss on retirement of debt — net	1	(1)	(b	)	—
Equity in earnings of affiliates, net of tax	(9)	—			(9)

Earnings before income taxes	289	4			293
Income tax expense	52	10	(c	)	62

Net earnings	237	(6)			231
Less: Net earnings attributable to noncontrolling interest, net of tax	10	—			10

Net earnings attributable to TRW	$227	$(6)			$221

Basic earnings per share:
Earnings per share	$1.90				$1.85

Weighted average shares outstanding	119.4				119.4

Diluted earnings per share:
Earnings per share	$1.78				$1.73

Weighted average shares outstanding	130.7				130.7

__________

(a)	Represents the elimination of restructuring charges and fixed asset impairments.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of a $10 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A9

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
     Among other adjustments, the Company recorded restructuring charges of $13 million primarily related to severance, retention, and outplacement services at various production facilities and fixed asset impairment charges of $1 million. This was offset by a gain on the sale of a property in the amount of $4 million related to a closed North American braking facility, which was impaired in 2008.

	Six Months				Six Months
	Ended				Ended
	July 2, 2010				July 2, 2010
(In millions, except per share amounts)	Actual	Adjustments			Adjusted

Sales	$7,244	$—			$7,244
Cost of sales	6,376	—			6,376

Gross profit	868	—			868
Administrative and selling expenses	255	—			255
Amortization of intangible assets	11	—			11
Restructuring charges and fixed asset impairments	10	(10)	(a	)	—
Other (income) expense — net	(30)	—			(30)

Operating income	622	10			632
Interest expense — net	86	—			86
Loss on retirement of debt — net	1	(1)	(b	)	—
Equity in earnings of affiliates, net of tax	(17)	—			(17)

Earnings before income taxes	552	11			563
Income tax expense	102	12	(c	)	114

Net earnings	450	(1)			449
Less: Net earnings attributable to noncontrolling interest, net of tax	19	—			19

Net earnings attributable to TRW	$431	$(1)			$430

Basic earnings per share:
Earnings per share	$3.62				$3.62

Weighted average shares outstanding	118.9				118.9

Diluted earnings per share:
Earnings per share	$3.38				$3.38

Weighted average shares outstanding	130.0				130.0

__________

(a)	Represents the elimination of restructuring charges and fixed asset impairments.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of (i) the income tax impact of the adjustments made to the restructuring charges and fixed asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $10 million tax benefit recorded in the second quarter of 2010 related to the favorable resolution of various tax matters in foreign jurisdictions.

A10